FIRST M & F CORPORATION


EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE



                                          Three Months Ended March 31,
                                          ----------------------------
                                                1997       1996
                                                ----       ----
Net income                                 $ 1,894,593  $ 1,843,199
                                             =========    =========


Weighted average shares outstanding        $ 3,394,656  $ 3,390,900
                                             =========    =========


Earnings per share                               $ .56        $ .54
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